Exhibit 5.1

CYPRESS SEMICONDUCTOR CORPORATION

198 CHAMPION CT.

SAN JOSE, CA 95134

June 29, 2016

U.S. Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

Subject: Cypress Semiconductor Corporation

Ladies and Gentlemen:

This opinion is provided in connection with a Form S-8 Registration Statement (the “Registration Statement”) being filed by Cypress Semiconductor Corporation (the “Company”) on or about June 29, 2016. The Registration Statement relates to the registration of (i) 2,000,000 shares of the Company’s Common Stock, par value $0.01 per share (the “Shares”), that may be issued under the Company’s Employee Stock Purchase Plan, as amended (the “ESPP”), and (ii) $3,000,000 in deferred compensation obligations (the “Obligations”) of Company issuable under the Cypress Non-Qualified Deferred Compensation Plan II (the “Plan”).

For purposes of this opinion, I have examined copies of (i) the Registration Statement, (ii) the Company’s Certificate of Incorporation, as amended to date, (iii) the Company’s Bylaws, as amended to date, (iv) the ESPP, (v) the Plan, and (v) resolutions of the Board of Directors of the Company relating to adoption and approval of the ESPP and the Plan.

In rendering the opinion expressed herein, I have assumed the genuineness of all signatures, the authenticity of all documents, instruments and certificates purporting to be originals, the conformity with the original documents, instruments and certificates of all documents, instruments and certificates purporting to be copies, and the legal capacity to sign of all individuals executing documents, instruments and certificates.

Based upon and subject to the foregoing and the effectiveness of the Registration Statement, it is my opinion that the Shares that may be issued by the Company pursuant to the ESPP, when duly issued and paid for in accordance with the Registration Statement, the prospectus related to the ESPP and the ESPP for the consideration provided for therein, will be legally issued, fully paid and non-assessable.  It is also my opinion that upon the issuance of the Obligations in the manner contemplated by the Registration Statement and in accordance with the terms of the Plan, such Obligations will be legally valid and binding obligations of the Company.

I consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement and any subsequent amendment thereto. In giving such consent, I do not consider that I am an “expert” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Pamela L. Tondreau

Pamela L. Tondreau

Senior Vice President, General Counsel and Corporate Secretary

Cypress Semiconductor Corporation